Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of W&T Offshore, Inc. for the registration of $300,000,000 of 8.5% Senior Notes due 2019, and to the incorporation by reference therein of our reports dated February 27, 2012, with respect to the consolidated financial statements of W&T Offshore, Inc., and the effectiveness of internal control over financial reporting of W&T Offshore, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

December 20, 2012

Houston, TX